Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TranSwitch Corporation:

We consent to the use of our report dated March 11, 2005, with respect to the consolidated balance sheets of TranSwitch Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2004, and the related financial statement schedule as of and for each of the years ended December 31, 2004 and 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement. Our report refers to the Company’s change in accounting method for computing depreciation during 2003 as discussed in Note 1 to the consolidated financial statements.

KPMG LLP

New York, New York

March 15, 2006